Exhibit 99.1

DRI Corporation Receives NASDAQ Notice of 180-Day Extension of Time to Satisfy Bid Price Rule

DALLAS--(BUSINESS WIRE)--December 12, 2011--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that it received written notification from the NASDAQ Stock Market (“NASDAQ”) that the Company was granted a second 180-day grace period (the “Second Grace Period”) in which to achieve compliance with NASDAQ’s continued listing requirement under Listing Rule 5550(a)(2) (the “Bid Price Rule”).

David L. Turney, Chairman of the Board of Directors and Chief Executive Officer, said: “As we reported this summer, the Company received a notification letter from NASDAQ on June 10, 2011, which stated the Company no longer met NASDAQ’s Bid Price Rule since the price of our common stock had fallen below $1.00 per share for 30 consecutive business days. We were advised at the time to achieve Bid Price Rule compliance by Dec. 7, 2011. Recognizing that we would be unable to achieve compliance by the prescribed deadline, we submitted a written request to NASDAQ on Dec. 5, 2011, asking for a Second Grace Period of 180 days. On Dec. 8, 2011, we received written notification from NASDAQ that the Company was granted a Second Grace Period, which ends June 4, 2012.”

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. We manufacture, sell and service Mobitec® and TwinVision® electronic information display systems and Digital Recorders® engineered systems. These proprietary systems and other related products and services help increase the mobility, flow, safety and security of public transportation agencies and their passengers. From our inception in 1983 through our fiscal year-end on Dec. 31, 2010, we’ve grown our product installations to include public transit fleets in more than 50 countries, our annual sales revenues to $87.3 million, and our global workforce to 275 people. We presently have operations and/or sales offices in Australia, Brazil, Germany, Singapore, Sweden and the United States, a joint venture in India, and corporate administrative offices in Dallas, Texas. We also are expanding into Russia. The next time you see a bus, think of us.SM For more information, visit www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Company’s and/or management’s expectations for resolving the NASDAQ Bid Price Rule deficiency, as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that the Company’s and/or management’s expectations may not prove accurate over time for resolving the NASDAQ Bid Price Rule deficiency, as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K as filed April 15, 2011 and Quarterly Reports on Form 10-Q as filed May 16, 2011, Aug. 15, 2011, and Nov. 21, 2011, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
Veronica B. Marks
Vice President, Corporate Communications and Administration
DRI Corporation
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com